UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 1, 2016 (January 29, 2016)

EMERALD OIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35097	77-0639000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Columbine Street, Suite 500
Denver, CO 80206

(Address of principal executive offices, including zip code)

(303) 595-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On November 5, 2015, the Company, along with certain of its subsidiaries (the “Guarantors”), entered into a forbearance agreement (the “Forbearance Agreement”) with regard to the Amended and Restated Credit Agreement, dated as of May 1, 2014 (the "Credit Agreement"), by and among the Company and Wells Fargo Bank, N.A., as administrative agent, and the lenders party thereto (collectively, the “Lenders”). Pursuant to the Forbearance Agreement, the Lenders agreed to forbear from exercising their rights and remedies under the Credit Agreement until December 18, 2015 with respect to certain events of defaults under the Credit Agreement (the “Specified Defaults”). On December 18, 2015, the Guarantors signed an amendment (the “Amendment”) to the Forbearance Agreement with the Lenders pursuant to which the Lenders agreed to forbear from exercising their rights and remedies under the Credit Agreement until January 29, 2016 (the “Forbearance Period”) with respect to certain events of default under the Credit Agreement. On January 29, 2016, the Forbearance Period for the Credit Agreement as set forth in the Amendment to the Forbearance Agreement expired.

As a result of the termination of the Forbearance Agreement, the Company is in default under the Credit Agreement as follows:

1.          The Event of Default occurring under Section 10.01(d) of the Credit Agreement as a result of a breach of Section 9.01(a) and (b) of the Credit Agreement with respect to the quarters ended June 30, 2015 and September 30, 2015.

2.          The Event of Default under Section 10.01(a) of the Credit Agreement as a result of the failure of the Borrower to repay the Borrowing Base Deficiency pursuant to Section 3.04(c)(ii) of the Credit Agreement.

3.          Any Event of Default that may occur under Section 10.01(g) of the Credit Agreement as a result of an event that would enable or permit the holders of Material Indebtedness (e.g., Convertible Notes) to cause such indebtedness to become due.

The Company has not received any notice from the Lenders regarding the termination of the Forbearance Agreement regarding the continuing defaults under the Credit Agreement. However, the Company is currently in discussions with the Lenders regarding a resolution to the defaults and events of default, including amendments to the existing agreements and waivers of the defaults and events of defaults or a refinancing of the debt. There can be no assurance that the requested relief will be granted on terms acceptable to the Company or at all. So long as one or more events of default are continuing under the Credit Agreement, the Lenders may, subject to compliance with the terms and conditions of the Credit Agreement, exercise a number of remedies including acceleration of the debt and the sale of collateral. The exercise of certain remedies may have a material adverse effect on the liquidity, financial condition and results of operations of the Company and could cause the Company to become bankrupt or insolvent.  The Company has engaged legal advisor Kirkland & Ellis LLP, who will join financial advisor Opportune LLP and investment banker Intrepid Partners, LLC, to advise management and the board of directors on lender negotiations and capital structure options.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure under Item 1.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On February 1, 2016, the Company issued a press release titled “Emerald Oil Continues to Make Progress to Cure its Borrowing Base Deficiency.” The press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered "filed" under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Description

99.1	Press Release of Emerald Oil, Inc., dated February 1, 2016 titled “Emerald Oil Continues to Make Progress to Cure its Borrowing Base Deficiency.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD OIL, INC.

Date: February 1, 2016	By:	/s/ Ryan Smith
Ryan Smith
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Emerald Oil, Inc., dated February 1, 2016 titled “Emerald Oil Continues to Make Progress to Cure its Borrowing Base Deficiency.”

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